                                  SCHEDULE 14A

                                 (RULE 14a-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

           PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                              EXCHANGE ACT OF 1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ] Preliminary Proxy Statement      [ ] Confidential, for Use of the Commission
                                         (as permitted by Rule 14a-6(e)(2))

[X] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12


                          OUTSOURCE INTERNATIONAL, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in its Charter)


--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X] No fee required.

[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

    (1) Title of each class of securities to which transaction applies:

--------------------------------------------------------------------------------

    (2) Aggregate number of securities to which transaction applies:

--------------------------------------------------------------------------------

    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

--------------------------------------------------------------------------------
    (4) Proposed maximum aggregate value of transaction:

--------------------------------------------------------------------------------
    (5) Total fee paid:

--------------------------------------------------------------------------------
  [ ]   Fee paid previously with preliminary materials:

--------------------------------------------------------------------------------
  [ ] Check box if any part of the fee is offset as provided by Exchange
      Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

         (1)      Amount Previously Paid:

--------------------------------------------------------------------------------
         (2)      Form, Schedule or Registration Statement No.:

--------------------------------------------------------------------------------
         (3)      Filing Party:

--------------------------------------------------------------------------------
         (4)      Date                                       Filed:

OUTSOURCE
INTERNATIONAL
1144 East Newport Center Drive
Deerfield Beach, Florida 33442



                                                                  April 19, 1999

Dear Shareholder:

         You are cordially invited to attend the Annual Meeting of Shareholders of OutSource International, Inc., which will be held on Friday, May 14, 1999, at 10:00 a.m., local time, at The Deerfield Beach/Boca Raton Hilton, 100 Fairway Drive, Deerfield Beach, Florida.

         The Notice of Annual Meeting and Proxy Statement on the following pages contain information concerning the business to be considered at the Annual Meeting. Please give these proxy materials your careful attention. It is important that your shares be represented and voted at the Annual Meeting regardless of the size of your holdings. Accordingly, whether or not you plan to attend the Annual Meeting, please complete, sign, and return the accompanying proxy card in the enclosed envelope in order to make sure your shares will be represented at the Annual Meeting. Shareholders who attend the Annual Meeting will have the opportunity to vote in person.

         Please note that attendance at the Annual Meeting will be limited to Shareholders of the Company as of the record date (or their authorized representatives) and to guests of the Company. If your shares are registered in your name and you plan to attend the Annual Meeting, please mark the appropriate box on the enclosed proxy card and you will be pre-registered for the meeting (if your shares are held of record by a broker, bank or other nominee and you plan to attend the meeting, you must also pre-register by returning the registration card forwarded to you by your bank or broker).

         The continuing interest of the Shareholders in the business of the Company is gratefully acknowledged. We hope many will attend the meeting.

                                                    Sincerely,


                                                    Paul M. Burrell
                                                    President

                          OUTSOURCE INTERNATIONAL, INC.
                         1144 East Newport Center Drive
                         Deerfield Beach, Florida 33442

                                ----------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                           TO BE HELD ON MAY 14, 1999

                                ----------------

         The Annual Meeting of Shareholders (the "Annual Meeting") of OutSource International, Inc., a Florida corporation (the "Company"), will be held on Friday, May 14, 1999, at 10:00 a.m., local time, at The Deerfield Beach/Boca Raton Hilton, 100 Fairway Drive, Deerfield Beach, Florida, for the following purposes:

                  1. To elect two Class II Directors to serve for a term of three years or until their respective successors are duly elected and qualified;

                  2. To consider and vote upon an amendment to the Company's Stock Option Plan to increase the maximum number of shares of Common Stock subject to the Plan;

                  3. To ratify the appointment of Deloitte & Touche LLP as the Company's independent auditors for the fiscal year ending December 31, 1999; and

                  4. To transact such other business as may properly come before the meeting.

         The Board of Directors has fixed the close of business on March 19, 1999 as the record date for the determination of Shareholders entitled to notice of and to vote at the Annual Meeting. A list of the Shareholders entitled to vote at the Annual Meeting may be examined by any Shareholder at the Company's corporate offices at 1144 East Newport Center Drive, Deerfield Beach, Florida 33442.

         The enclosed proxy is solicited by the Board of Directors of the Company. Reference is made to the accompanying Proxy Statement for further information with respect to the business to be transacted at the Annual Meeting.

         The Board of Directors requests that you complete, sign, date and return the enclosed proxy card promptly. You are cordially invited to attend the Annual Meeting in person. The return of the enclosed proxy card will not affect your right to revoke your proxy or to vote in person if you do attend the Annual Meeting.

                                     By Order of the Board of Directors,



                                     BRIAN M. NUGENT
                                     VICE PRESIDENT & SECRETARY


Deerfield Beach, Florida
April 19, 1999

PLEASE INDICATE YOUR VOTING INSTRUCTIONS ON THE ENCLOSED PROXY CARD, DATE AND SIGN IT, AND RETURN IT IN THE ENCLOSED ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES. IN ORDER TO AVOID THE ADDITIONAL EXPENSE TO THE COMPANY OF FURTHER SOLICITATION, WE ASK YOUR COOPERATION IN MAILING YOUR PROXY PROMPTLY.

                          OUTSOURCE INTERNATIONAL, INC.
                         1144 East Newport Center Drive
                         Deerfield Beach, Florida 33442

                                 ---------------

                                 PROXY STATEMENT

                                 ---------------



         This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of OutSource International, Inc., a Florida corporation ("OutSource" or the "Company"), for use at the Company's 1999 Annual Meeting of Shareholders (together with any and all adjournments and postponements thereof, the "Annual Meeting") to be held Friday, May 14, 1999, at 10:00 a.m., local time, at The Deerfield Beach/Boca Raton Hilton, 100 Fairway Drive, Deerfield Beach, Florida for the purposes set forth in the accompanying Notice of Annual Meeting of Shareholders. This Proxy Statement, together with the foregoing Notice and the enclosed proxy card, are being sent to Shareholders on or about April 19, 1999.

         The Board of Directors has fixed the close of business on March 19, 1999 as the record date for the determination of Shareholders entitled to notice of and to vote at the Annual Meeting. On the record date, there were 8,657,913 shares of common stock of the Company, par value $.001 per share ("Common Stock"), outstanding and entitled to vote. Each share of Common Stock is entitled to one vote per share on each matter properly brought before the Annual Meeting. Shares can be voted at the Annual Meeting only if the Shareholder is present in person or is represented by proxy.

         If the enclosed proxy card is properly executed and received by the Company prior to the Annual Meeting, the shares represented thereby will be voted in accordance with the instructions marked thereon. In the absence of instructions, shares represented by executed proxies will be voted as recommended by the Board of Directors. The Board of Directors recommends a vote FOR the election of directors and the other proposals described in this Proxy Statement. The Board of Directors knows of no matters which are to be brought before the Annual Meeting other than those set forth in the accompanying Notice of Annual Meeting of Shareholders. If any other matters properly come before the Annual Meeting, the persons named in the enclosed proxy card, or their duly appointed substitutes acting at the Annual Meeting, will be authorized to vote or otherwise act thereon in accordance with their judgment on such matters.

         Any proxy may be revoked at any time prior to its exercise by attending the Annual Meeting and voting in person, by notifying the Secretary of the Company of such revocation in writing or by delivering a duly executed proxy bearing a later date, provided that such notice or proxy is actually received by the Company prior to the Annual Meeting.

         The presence, in person or by proxy, of at least a majority of the total number of shares of Common Stock outstanding on the record date will constitute a quorum for purposes of the Annual Meeting. Abstentions and broker non-votes will be counted as shares present at the Meeting for purposes of determining the presence of a quorum. A plurality of the votes cast by holders of the Common Stock will be required for the election of Directors. Abstentions and broker non-votes as to the election of Directors will not affect the election of the candidates receiving a plurality of votes. The affirmative vote of at least a majority of the shares of Common Stock present in person or represented by proxy will be required to approve the other proposals to be considered at the Meeting. Abstentions as to these proposals will have the same effect as votes AGAINST such proposals, and broker non-votes as to these proposals will not be included in calculating the number of votes necessary for approval of such proposals.

         SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

         The following table sets forth, as of March 19, 1999, information regarding the beneficial ownership of the Company's Common Stock by: (i) each Director of the Company; (ii) each of the Company's executive officers named in the summary compensation table; (iii) each person known by the Company to beneficially own more than 5% of the outstanding shares of the Company's Common Stock; and (iv) all Directors and executive officers as a group.

                                                                                             PERCENT
                                                              TOTAL SHARES                 BENEFICIALLY
NAME/ADDRESS (1)                                           BENEFICIALLY OWNED                 OWNED
----------------                                           ------------------              ------------
Paul M. Burrell                                                4,741,197(2)                    54.8

Richard J. Williams                                            4,200,411(3)                    48.5

Alan E. Schubert                                               1,850,443(4)                    21.4

Triumph-Connecticut Ltd. (5)                                     961,471(6)                    11.1

Lawrence H. Schubert                                             943,015(7)                    10.9

Nadya I. Schubert                                                943,015(8)                    10.9

T. Rowe Price Associates, Inc.(9)                               860,500(10)                     9.9

Bachow Investment Partners III, L.P. (11)                       717,942(12)                     8.3

Estate of Louis A. Morelli                                      616,675(13)                     7.1

Susan Burrell                                                   438,112(14)                     5.1

Robert A. Lefcort                                               185,903(15)                     2.2

Scott R. Francis                                                 33,750(16)                      *

James E. Money                                                   34,483(17)                      *

Jay D. Seid                                                       9,818(18)                      *

David S. Hershberg                                               12,545(19)                      *

Lawrence Chimerine, Ph.D                                         10,568(20)                      *

Brian M. Nugent                                                  13,989(21)                      *

All Directors and executive officers
 as a group (10 persons)                                      5,066,781(22)                    58.5


---------------

* Less than 1%

(1) Unless otherwise noted, the business address for all Directors, officers and 5% Shareholders listed above is 1144 E. Newport Center Drive, Deerfield Beach, Florida 33442. The address of Mr. Williams is Triumph Capital Group, Inc., 60 State Street, 21st Floor, Boston, Massachusetts 02109. The address of Mr. Seid is Bachow & Associates, Inc., 3 Bala Plaza East, Bala Cynwyd, Pennsylvania 19004. The address of Mr. Hershberg is IBM Corporation, New Orchard Road, Mail Drop 301, Armonk, New York 10504.

(2) Mr. Burrell shares voting and investment power with respect to 504,641 shares held of record by Mr. Burrell and his wife Susan Burrell individually and as tenants by the entirety. Mr. Burrell shares voting and investment power with respect to 4,190,593 shares held of record by Messrs. Burrell and Williams as Trustees under a voting trust agreement dated as of February 21, 1997 (the "Voting Trust") (See "Proposal No.1 -- Election of Directors"). Includes currently exercisable options to purchase 45,963 shares. The table above does not include 98,437 shares held of record by Scott T. Burrell as Trustee of the Paul and Susan Burrell Family Trust.

(3) Mr. Williams shares voting and investment power over 4,190,593 shares held of record by Messrs. Burrell and Williams as Trustees under the Voting Trust (See "Proposal No.1 -- Election of Directors"). Includes currently exercisable options to purchase 9,818 shares. Does not include 301,000 shares, plus immediately exercisable warrants to purchase 660,471 shares, held of record by Triumph-Connecticut Ltd., a Limited Partnership, of which Mr. Williams is a general partner of the general partner (Triumph-Connecticut Advisors, L.P.) of Triumph-Connecticut Ltd., a Limited Partnership, and as to which shares and warrants Mr. Williams disclaims beneficial ownership.

(4) Mr. Alan Schubert shares investment power, but has no voting power, over the following: (a) 1,327,438 shares held of record by Messrs. Burrell and Williams as Trustees under the Voting Trust for Alan E. Schubert; (b) 323,003 shares held of record by Messrs. Burrell and Williams as Trustees under the Voting Trust for Alan E. Schubert and Matthew B. Schubert as Trustees of the Jason Schubert OutSource Trust; and (c) 200,002 shares held of record by Messrs. Burrell and Williams as Trustees under the Voting Trust for Alan E. Schubert and Jason Schubert as Trustees of the Matthew Schubert OutSource Trust.

(5) An affiliate of Triumph Capital Group, Inc. Mr. Williams is a general partner of the general partner (Triumph-Connecticut Advisors, L.P.) of Triumph-Connecticut Ltd., a Limited Partnership.

(6) Represents 301,000 shares held of record and immediately exercisable warrants to purchase 660,471 shares.

(7) Mr. Lawrence Schubert shares investment power, but has no voting power, over the following: (a) 409,132 shares held of record by Messrs. Burrell and Williams as Trustees under the Voting Trust for Lawrence H. Schubert as Trustee of the Lawrence H. Schubert Revocable Trust; (b) 376,632 shares held of record by Messrs. Burrell and Williams as Trustees under the Voting Trust for Nadya I. Schubert, Mr. Schubert's wife, as Trustee of the Nadya I. Schubert Revocable Trust; (c) 32,500 shares held of record by Messrs. Burrell and Williams as Trustees for Lawrence H. Schubert, Trustee of the Nadya I. Schubert GRAT-1997, under a trust agreement dated May 16, 1997; (d) 59,751 shares held of record by Nadya I. Schubert as co-trustee of the Robert A. Lefcort Irrevocable Trust; (e) 32,500 shares held of record by Messrs. Burrell and Williams as Trustees under the Voting Trust for Lawrence
    H. Schubert as Trustee of the Rachel Schubert Trust; and (f) 32,500 shares held of record by Messrs. Burrell and Williams as Trustees under the Voting Trust for Lawrence H. Schubert as Trustee of the Adam Pugh Trust.

(8) Mrs. Nadya Schubert shares investment power, but has no voting power, over the following: (a) 376,632 shares held of record by Messrs. Burrell and Williams as Trustees under the Voting Trust for Nadya I. Schubert as Trustee of the Nadya I. Schubert Revocable Trust; (b) 409,132 shares held of record by Messrs. Burrell and Williams as Trustees under the Voting Trust for Lawrence H. Schubert, Mrs. Schubert's husband, as Trustee of the Lawrence H. Schubert Revocable; (c) 32,500 shares held of record by Messrs. Burrell and Williams as Trustees under the Voting Trust for Lawrence H. Schubert, Trustee of the Nadya I. Schubert GRAT-1997, under a trust agreement dated May 16, 997; (d) 59,751 shares held of record by Nadya I. Schubert and Robert A. Lefcort as co-trustees of the Robert A. Lefcort Irrevocable Trust;
    (e) 32,500 shares held of record by Messrs. Burrell and Williams as Trustees under the Voting Trust for Lawrence H. Schubert as Trustee of the Rachel Schubert Trust; and (f) 32,500 shares held of record by Messrs. Burrell and Williams as Trustees under the Voting Trust for Lawrence H. Schubert as Trustee of the Adam Pugh Trust.

(9) The address of T. Rowe Price Associates, Inc. is 100 East Pratt Street, Baltimore, Maryland 21202.

(10) As reported in its most recently filed Schedule 13G, T. Rowe Price Associates, Inc. holds sole investment power over 860,500 shares and sole voting power over 270,500 of those shares, and a related entity, T. Rowe Price New Horizons Fund, Inc., holds sole voting power over the remaining 590,000 shares, but has no investment power over those shares.

(11) An affiliate of Bachow & Associates, Inc. Mr. Seid is a limited partner of the general partner (Bala Equity Partners, L.P.) of Bachow Investment Partners III, L.P.

(12) Represents 199,000 shares held of record and immediately exercisable warrants to purchase 518,942 shares.

(13) The Estate of Louis A. Morelli shares investment power, but has no voting power, over the following: (a) 500,221 shares held of record by Messrs. Burrell and Williams as Trustees under the Voting Trust for Louis A. Morelli; (b) 56,230 shares held of record by Messrs. Burrell and Williams as Trustees under the Voting Trust for Louis A. Morelli as Trustee of the Louis J. Morelli S-Stock Trust and immediately exercisable warrants to purchase 1,845 shares held by the Louis J. Morelli S-Stock Trust; and (c) 56,516 shares held of record by Messrs. Burrell and Williams as Trustees under the Voting Trust for Louis A. Morelli as Trustee of the Margaret Ann Janisch S-Stock Trust and immediately exercisable warrants to purchase 1,863 shares held by the Margaret Ann Janisch S-Stock Trust.

(14) Does not include 98,437 shares held of record by Scott T. Burrell as Trustee of the Paul and Susan Burrell Family Trust; 4,190,593 shares held of record by Paul M. Burrell as Trustee under the Voting Trust; 66,529 shares held of record by Mr. Burrell individually, and options to purchase 45,693 shares currently exercisable by Mr. Burrell.

(15) Mr. Lefcort shares voting and investment power over 59,751 shares held of record by Mr. Lefcort as Co-Trustee of the Robert A. Lefcort Irrevocable Trust. Also includes currently exercisable options to purchase 5,980 shares.

(16) Includes currently exercisable options to purchase 18,750 shares.

(17) Represents currently exercisable options to purchase 34,483 shares.

(18) Represents currently exercisable options to purchase 9,818 shares. Does not include 199,000 shares, plus immediately exercisable warrants to purchase 518,942 shares, held of record by Bachow Investment Partners III, L.P., of which Mr. Seid is a limited partner of the general partner (Bala Equity Partners, L.P.) of Bachow Investment Partners III, L.P., and as to which shares and warrants Mr. Seid disclaims beneficial ownership.

(19) Includes currently exercisable options to purchase 9,545 shares.

(20) Includes currently exercisable options to purchase 9,818 shares.

(21) Includes currently exercisable options to purchase 11,889 shares.

(22) Includes currently exercisable options to purchase 168,774 shares.

                                   MANAGEMENT


DIRECTORS AND EXECUTIVE OFFICERS

         The following table sets forth certain information regarding the Company's Directors and executive officers:

Name                                Age       Position with Company
----                                ---       ---------------------
Paul M. Burrell                     39     President, Chief Executive Officer and
                                           Chairman of the Board of Directors

Scott R. Francis                    41     Chief Financial Officer, Treasurer and Director

Robert A. Lefcort                   53     President, Synadyne Division and Director

Robert J. Mitchell                  60     President, Office Ours Division

Brian M. Nugent                     39     Vice President, Secretary and General Counsel

Jay D. Seid                         38     Director

Richard J. Williams                 38     Director

David S. Hershberg                  57     Director

Lawrence Chimerine, Ph.D.           58     Director



         PAUL M. BURRELL has been President, Chief Executive Officer and Chairman of the Board of Directors of the Company since its formation on April 19, 1996. Since June 1988, Mr. Burrell has served in various officer capacities with subsidiaries of the Company, including as Chief Financial Officer and President. Prior to joining the Company, Mr. Burrell was a Certified Public Accountant with the accounting firm of Deloitte Haskins & Sells, from 1983 until 1988. Mr. Burrell is a member of several associations including the American Institute of Certified Public Accountants, the Florida Institute of Certified Public Accountants, the National Association of Temporary and Staffing Services and the National Association of Professional Employer Organizations. Mr. Burrell is a Certified Professional Employer Specialist ("CPES"). Mr. Burrell is a member of the Compensation and Stock Option Committee and the Nominating Committee.

         SCOTT R. FRANCIS has been Chief Financial Officer, Treasurer and Director of the Company since May 1998. Previously, Mr. Francis served for fifteen years in various capacities with Ryder System, Inc., most recently as Vice President and Chief Financial Officer of Ryder's automotive carrier division. He is a member of the Audit Committee.

         ROBERT A. LEFCORT has been a Director of the Company since its formation on April 19, 1996 and until July 1998 was Executive Vice President. On July 29, 1998, Mr. Lefcort was appointed President of the Synadyne Division. Since August 1990, Mr. Lefcort has served in various officer capacities with the Subsidiaries, including as Chief Operating Officer and Director of Franchise Development. Mr. Lefcort was the President of the Miami International Merchandise Mart, the largest regional wholesale trade mart in the United States, from October 1974 to September 1984.

         ROBERT J. MITCHELL has been President of the Office Ours Division since January 1996. From March 1995 to January 1996, Mr. Mitchell served as Senior Vice President and General Manager of the Office Ours Division. From April 1993 to January 1995, Mr. Mitchell served as Vice President, Marketing for Homeowners Marketing Services. From September 1988 to September 1992, Mr. Mitchell was President of REDI Real Estate Information Services, a publisher of real property data.

         BRIAN M. NUGENT has been Vice President and General Counsel of the Company since March 1997. From 1989 to 1997, Mr. Nugent was with the law firm of Katz, Kutter, Haigler, et al, where he represented numerous staffing companies and PEOs and served as the Company's outside general counsel.

         RICHARD J. WILLIAMS' biography is included under the heading "Proposal No. 1: Election of Directors."

         JAY D. SEID's biography is included under the heading "Proposal No. 1:
Election of Directors."

         DAVID S. HERSHBERG has been a Director of the Company since October 1997. Mr. Hershberg is Vice President, Assistant General Counsel of the IBM Corporation. Prior to joining IBM in October 1995, Mr. Hershberg was Executive Vice President and director of Viatel, Inc., an international long-distance telephone company, with responsibility for legal, administrative and certain financial matters. From December 1991 to June 1993, he was an advisor to the Board of Buckeye Communications, Inc. From 1984 to 1991, he was Vice Chairman, General Counsel and director of Shearson Lehman Brothers. Prior to 1984, he was Deputy General Counsel for American Express Company. Mr. Hershberg is an advisory director of Bank Julius Baer, New York branch, a Swiss private bank. He is a member of the Compensation Committee, the Audit Committee and the Nominating Committee.

         DR. LAWRENCE CHIMERINE has been a Director of the Company since November 1998. Dr. Chimerine has been the managing director and chief economist of the Economic Strategy Institute in Washington, DC since September 1993, and serves as a senior economic advisor to the WEFA Group and as president of Radnor International Consulting Services. Dr. Chimerine also serves as a director of Bank United, Eastbrokers International and Sanchez Computer Associates.

         The Board of Directors consists of seven members. Messrs. Francis and Hershberg are Class I directors, Messrs. Seid and Williams are Class II directors, and Messrs. Burrell, Lefcort and Chimerine are Class III directors. The terms of the Class I directors expire in 2001, the terms of the Class II directors expire in 1999, and the terms of the Class III directors expire in 2000.

MEETINGS OF THE BOARD OF DIRECTORS AND STANDING COMMITTEES

         The Board of Directors has a Compensation and Stock Option Committee (the "Compensation Committee"), an Audit Committee and a Nominating Committee.

         The Compensation Committee consists of Messrs. Williams, Hershberg and Burrell. Mr. Hershberg replaced Samuel Schwartz, who, until his resignation from the Board in March 1999, had been a member of the Compensation Committee. The Compensation Committee administers the OutSource International, Inc. Stock Option Plan (the "Stock Option Plan" or "Plan") including, among other things, determining the amount, exercise price and vesting schedule of stock options awarded under the Plan. The Compensation Committee also administers the Company's other compensation programs and performs such other duties as may from time to time be determined by the Board. The Compensation Committee has the authority to approve compensation and stock option awards for non-executive officers and recommends for approval by the Board of Directors compensation and stock option awards for executive officers. The Compensation Committee met twice during 1998.

         The Audit Committee consists of Messrs. Hershberg, Seid and Francis. Mr. Seid replaced Samuel Schwartz, who, until his resignation from the Board in March 1999, had been the chairman of the Audit Committee. The Audit Committee reviews the scope and results of the annual audit of the Company's consolidated financial statements conducted by the Company's independent accountants, the scope of other services provided by the Company's independent accountants, proposed changes in the Company's financial and accounting standards and principles, and the Company's policies and procedures with respect to its internal accounting, auditing and financing controls. The Audit Committee also examines and considers other matters relating to the financial affairs and accounting methods of the Company, including the selection and retention of the Company's independent accountants. The Audit Committee met before each meeting of the Board of Directors during 1998.

         The Nominating Committee consists of Messrs. Williams, Hershberg and Burrell. The Nominating Committee reviews and makes recommendations to the Board of Directors concerning the qualifications and selection of Director nominee candidates to fill vacancies on the Board, including any candidates proposed by

Shareholders. In recommending candidates, the Nominating Committee seeks individuals who possess broad training and experience in business, finance, law, government, technology, education or administration and considers factors such as personal attributes, geographic location and special expertise complementary to the background and experience of the Board as a whole. Shareholders who wish to suggest qualified candidates should write to the Secretary of the Company at 1144 East Newport Center Drive, Deerfield Beach, Florida 33442, stating in detail the qualifications of such persons. The Nominating Committee met once in 1998.

         During 1998, the Board of Directors held nine meetings. Each incumbent Director attended all of the meetings of the Board of Directors and scheduled meetings of the respective committees of which he is a member.

COMPLIANCE WITH SECTION 16(a) OF THE SECURITIES EXCHANGE ACT

         Section 16(a) of the Securities Exchange Act of 1934 requires the Company's executive officers and Directors, and persons who own more than ten percent of the Common Stock of the Company, to file, within specified monthly and annual due dates, reports of ownership and changes in ownership with the Securities and Exchange Commission. Officers, Directors, and owners of more than 10% of the Company's Common Stock are required by the SEC regulations to furnish the Company with copies of all Section 16(a) reports that they file. The Company is required to describe in this Proxy Statement whether it has knowledge that any person required to file such report may have failed to do so in a timely manner. To the Company's knowledge, all such filing requirements of the Company's Directors, officers and each beneficial owner of more than 10% of the Common Stock were satisfied in full for 1998, except as described below.

         On June 1, 1998, each of Paul Burrell, Robert Lefcort, Robert Mitchell, James Money and Brian Nugent filed a Form 4 that was due on February 10, 1998.

         On October 13, 1998, Robert Lefcort filed a Form 4 reporting transactions that were due May 10, 1998 and September 10, 1998, Paul Burrell filed a Form 4 that was due on May 10, 1998, and each of Louis A. Morelli and Lawrence Schubert filed a Form 4 that was due on June 10, 1998.

         On February 2, 1999, Dr. Lawrence Chimerine filed a Form 3 that was due on December 10, 1998.

                COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

DIRECTOR COMPENSATION

         Each non-employee Director of the Company receives a $1,000 quarterly retainer and a $1,500 fee for attendance at each meeting of the Board of Directors. In addition, directors receive $500 for attendance at committee meetings of the Board of Directors. Directors are also reimbursed for travel expenses.

         Pursuant to the Stock Option Plan, each non-employee Director, upon being elected as a Director, receives an option to purchase 9,818 shares of Common Stock at an exercise price equal to the fair market value of the Common Stock on the date of grant (the "Initial Grant"). Effective on each of the first three anniversaries of the Initial Grant, if the non-employee Director owns approximately 3,270 shares of Common Stock on the anniversary dates, the Company shall automatically grant an option to such Director to purchase a like amount of shares at an exercise price equal to the fair market value on the date of grant.

EXECUTIVE COMPENSATION

         The following table sets forth certain information with respect to compensation paid or accrued by the Company during the fiscal years ended December 31, 1998, 1997 and 1996, to the Company's Chief Executive Officer and the four next highest paid executive officers of the Company whose annual salary and bonus exceeded $100,000 during the fiscal year ended December 31, 1998 (collectively, the "Named Executive Officers").

                                                      ANNUAL COMPENSATION (1)            LONG-TERM COMPENSATION
                                                    ---------------------------          -----------------------
                                                                                              SECURITIES
                                                                                              UNDERLYING
    NAME AND PRINCIPAL POSITION      FISCAL YEAR    SALARY ($)        BONUS ($)             OPTIONS/SARs(#)
    ---------------------------      -----------    ----------        ---------           ---------------------
    Paul M. Burrell                      1998         259,615             --                     102,500
      President and Chief                1997         259,038             --                       8,746
      Executive Officer                  1996         368,208             --                      35,456

    Robert A. Lefcort                    1998         156,346             --                      50,980
      Executive Vice President           1997         139,377             --                          --
                                         1996         128,077          9,574                          --

    Scott R. Francis (2)                 1998         134,615             --                     110,000
      Chief Financial Officer            1997              --             --                          --
                                         1996              --             --

    James E. Money (3)                   1998         208,477             --                      40,500
      President, Tandem Division         1997         191,635             --                       8,260
                                         1996         160,208         45,231                      28,364

    Brian M. Nugent (4)                  1998         183,346             --                      44,390
        Vice President, Secretary        1997         105,915             --                      16,250
        and  General Counsel             1996              --             --                          --



(1) Excludes any perquisites and other personal benefits received, the total value of which did not exceed the lesser of $50,000 or 10% of the total annual salary and bonus for such Named Executive Officer.
(2)  Mr. Francis joined the Company in May 1998.
(3)  Mr. Money resigned his position effective February 22, 1999.
(4)  Mr. Nugent joined the Company in March 1997.

Option Grants in 1998

         The following table shows all grants during 1998 of stock options to the Named Executive Officers.

                                                    INDIVIDUAL GRANTS
                                 -------------------------------------------------------
                                              PERCENT                                       POTENTIAL REALIZABLE
                                              OF TOTAL                                         VALUE AT ASSUMED
                                   NUMBER      OPTIONS                                      ANNUAL RATES OF STOCK
                                     OF      GRANTED TO                MARKET              PRICE APPRECIATION FOR
                                   SHARES      EMPLOYEES  EXERCISE    PRICE ON                  OPTION TERM(1)
                                 UNDERLYING  IN FISCAL     PRICE      DATE OF  EXPIRATION -------------------------
               NAME                OPTION       YEAR       ($/SH)      GRANT      DATE       5%($)       10%($)
    ---------------------------- ---------- ----------- ----------- ---------- ---------- ----------- -------------
    Paul M. Burrell                 37,500     4.29%      $13.88      $13.88     1/23/08     327,340     829,543

                                    65,000     7.44%      $ 6.00      $ 6.00     11/9/08     245,269     621,560

    Robert A. Lefcort               13,489     1.54%      $13.88      $13.88     1/23/08     117,746     298,392

                                    25,000     2.86%      $ 7.25      $ 7.25      8/7/08     113,987     288,866

                                    12,500     1.43%      $ 6.00      $ 6.00     11/9/08      47,167     119,531

    Scott R. Francis                25,000     2.86%      $10.42      $ 7.25      8/7/08     163,827     415,170

                                    25,000     2.86%      $11.42      $ 7.25      8/7/08     179,549     455,013

                                    25,000     2.86%      $13.88      $ 7.25      8/7/08     218,226     553,029

                                    35,000     4.00%      $ 6.00      $ 6.00     11/9/08     132,068     334,686

    James E. Money                  20,500     2.35%      $13.88      $13.88     1/23/08     178,946     453,483

                                    20,000     2.29%      $ 6.00      $ 6.00     11/9/08      75,467     191,249

    Brian M. Nugent                  9,390     1.07%      $13.88      $13.88     1/23/08      81,966     207,718

                                    35,000     4.00%      $ 6.00      $ 6.00     11/9/08     132,068     334,686



----------

(1) The potential realizable values are based upon assumed 5% and 10% annualized stock price growth rates and are not intended to forecast future price appreciation of the Company's Common Stock. Actual gains, if any, on stock option exercises will depend on the amount, if any, by which the fair market value exceeds the option exercise price on the date the option is exercised. There is no assurance that the amounts reflected in this table will be achieved.

 OPTION EXERCISES AND PERIOD-END VALUES

         The following table provides information with respect to the number of unexercised options held by the Named Executive Officers at December 31, 1998 and the value of the unexercised "in the money" options held by each of the Named Executive Officers as of that date. None of the Named Executive Officers exercised any options to purchase Common Stock during the fiscal year ended December 31, 1998.


                                                          Number of                   Value of Unexercised
                                                Shares Underlying Unexercised    In-the-Money Options at Fiscal
                                                Options at Fiscal Year-End(#)             Year-End($)
                                                -----------------------------    ------------------------------
                                                       Exercisable(E)/                   Exercisable/
        Name                                          Unexercisable(U)                  Unexercisable
        ----                                    -----------------------------    ------------------------------
    Paul M. Burrell                                     27,412(E)                          $-0-(E)
                                                       119,288(U)                          $-0-(U)

    Robert A. Lefcort                                    3,480(E)                          $-0-(E)
                                                        47,500(U)                          $-0-(U)

    Scott R. Francis                                        --(E)                            --(E)
                                                       110,000(U)                          $-0-(U)

    James E. Money                                      21,796(E)                          $-0-(E)
                                                        55,377(U)                          $-0-(U)

    Brian M. Nugent                                      5,952(E)                          $-0-(E)
                                                        54,688(U)                          $-0-(U)



TEN-YEAR OPTION REPRICINGS

                                                                                                           LENGTH OF
                                                 NUMBER OF                                                  ORIGINAL
                                                SECURITIES     MARKET PRICE     EXERCISE                  OPTION TERM
                                                UNDERLYING     OF STOCK AT      PRICE AT                   REMAINING
                                                  OPTIONS        TIME OF         TIME OF        NEW        AT DATE OF
                                                REPRICED OR    REPRICING OR   REPRICING OR    EXERCISE    REPRICING OR
NAME                                 DATE         AMENDED       AMENDMENT       AMENDMENT      PRICE       AMENDMENT
                                  ------------ -------------- --------------- -------------- -----------  -------------
Scott R. Francis                     8/7/98         25,000          $7.25         $19.50       $10.42       117 months
Scott R. Francis                     8/7/98         25,000          $7.25         $19.50       $11.42       117 months
Scott R. Francis                     8/7/98         25,000          $7.25         $19.50       $13.88       117 months



Compensation and Stock Option Committee Report on Option Repricing

         On August 7, 1998, the Compensation Committee of the Board of Directors approved reductions in the exercise prices of certain outstanding options for Scott R. Francis to be comparable with the exercise prices of options held by the other Named Executive Officers. The reduction in the exercise price affected options to purchase 75,000 shares of Common Stock with an exercise price of $19.50. The Company granted these options to Mr. Francis in May 1998 shortly after he commenced his employment with the Company.

         As set forth in the Stock Option Plan, options are intended to provide incentives to the Company's officers and employees. The Compensation Committee believes that such equity incentives are a significant factor in the Company's ability to attract, retain and motivate employees who are critical to the Company's long-term success. The Compensation Committee believes that, at their original exercise prices, the disparity between the exercise price of the repriced options and the market price of the Company's Common Stock at the date of repricing did not provide meaningful incentives to the employee holding these options. The Compensation Committee approved the repricing of these options as a means of ensuring that the optionee will continue to have meaningful equity incentives to work toward the success of the Company. The Compensation Committee deemed the adjustment to be in the best interest of the Company and its Shareholders.

COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

         During 1998, Messrs. Burrell, Lefcort and Francis participated in deliberations of the Board of Directors concerning executive officer compensation. For a description of certain transactions between the Company and its executive officers, Directors and principal Shareholders, see "Certain Transactions" below.

 THE FOLLOWING REPORT ON EXECUTIVE COMPENSATION AND THE PERFORMANCE GRAPH SHALL NOT BE DEEMED FILED WITH THE SECURITIES AND EXCHANGE COMMISSION AND WILL NOT BE DEEMED TO BE INCORPORATED BY REFERENCE INTO ANY FILING UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES EXCHANGE ACT OF 1934, EXCEPT TO THE EXTENT THAT THE COMPANY SPECIFICALLY INCORPORATES SUCH ITEMS BY REFERENCE INTO SUCH A FILING.

REPORT ON EXECUTIVE COMPENSATION

During 1998, the Board of Directors took responsibility for setting and approving the salaries, bonuses and other compensation for the Company's executive officers, establishing compensation programs, and determining the amounts and conditions of all grants of awards under the Stock Option Plan. Dr. Chimerine and Jay Seid did not become Directors of the Company until November 1998 and March 1999, respectively, and consequently, did not participate in executive compensation decisions of the Board of Directors in 1998.

         COMPENSATION OBJECTIVES. The Board of Directors believes that the objectives of executive compensation are to attract, motivate and retain the highest quality executives, to align the interests of these executives with those of the Company's Shareholders and to motivate the Company's executives to increase shareholder value by improving corporate performance and profitability. To meet these objectives, the Board of Directors seeks to provide competitive salary levels and compensation incentives that attract and retain qualified executives, to recognize individual performances and achievements as well as performance of the Company relative to its peers, and to encourage ownership of the Company's Common Stock.

         EXECUTIVE SALARIES. Base salaries for executive officers are determined initially by the Board of Directors by evaluating the responsibilities of the position, the experience of the individual, internal comparability considerations, as appropriate, the competition in the marketplace for management talent, and the compensation practices among public companies of the size of, or in businesses similar to, the Company. Salary adjustments are determined and normally made at twelve-month intervals.

         ANNUAL BONUSES. Although the Company did not pay bonuses to executives in 1998 and 1997, it has historically paid bonuses to executives whom the Board of Directors determines have contributed materially to the Company's success. The bonuses are intended to enable the Company's executives to participate in the Company's success as well as to provide incentives for future performance. Bonus compensation has typically been determined as a percentage of the executive's salary based upon the pre-tax net income of the Company.

         COMPENSATION OF THE CHIEF EXECUTIVE OFFICER. The compensation of Paul Burrell, who serves as President and Chief Executive Officer of the Company, is fixed pursuant to an employment agreement (see "Executive Employment Agreements"). Mr. Burrell's total 1998 compensation was approved by the Board of Directors by applying the principles outlined above in the same manner as they were applied to the other executives of the Company. In addition, the Board of Directors reviewed the compensation paid to chief executive officers of comparable companies and considered those compensation levels in determining Mr. Burrell's compensation.

         STOCK OPTIONS. The Board of Directors may grant to certain employees of the Company long-term incentives consisting of non-qualified stock options and incentive stock options. During 1998, the Board of Directors approved grants of incentive stock options to the Named Executive Officers of the Company. See "Compensation--Option Grants in 1998".

   BY THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS:  Paul M. Burrell
                                                             David S. Hershberg
                                                             Richard J. Williams

EXECUTIVE EMPLOYMENT AGREEMENTS

         The Company entered into employment agreements, respectively, with Mr. Burrell on February 21, 1997, Messrs. Lefcort and Mitchell on March 3, 1997, Mr. Nugent on March 11, 1997 and Mr. Francis on April 8, 1998. These employment agreements were approved by the Board of Directors. Except as described below, these agreements generally contain the same terms and provide for a base salary, which is reviewed annually and may be increased by the Board of Directors or any committee designated by the Board of Directors to review such salary.

         Mr. Burrell's employment agreement is for successive one year periods, unless either Mr. Burrell or the Company terminates the agreement upon giving 90 days notice prior to any renewal date. The other employment agreements may be terminated by either party at any time and continue in effect until terminated by either party in accordance with the terms thereof. In the event Mr. Burrell or another executive officer resigns without "good reason" or is terminated for "cause," compensation under such employment agreement will end. In the event that the Company terminates Mr. Burrell or another executive officer without cause or such officer resigns for good reason, the terminated officer will receive, among other things, severance compensation, including a multiple of the officer's annual base salary and bonus. In addition, all options and stock appreciation rights become immediately exercisable upon termination of employment and certain other unpaid awards made previously under any of the Company's compensation plans or programs immediately vest on the date of such termination.

         Severance provisions also apply if an executive officer is terminated within two years (three years in the case of Mr. Burrell) after the occurrence of a "change of control." A change of control includes: (i) the acquisition by an individual, group or entity of 15% or more of the then outstanding shares of capital stock or voting securities of the Company; (ii) incumbent members of the Board of Directors and individuals whose election to the Board of Directors was approved by a vote of the incumbent Directors cease to constitute a majority of the Board; (iii) a reorganization, merger or consolidation in which all holders of then outstanding shares of capital stock and voting securities immediately prior to such event do not, following such event, own 60% of the outstanding shares of capital stock or voting securities; (iv) a complete liquidation or dissolution of the Company; or (v) a sale of substantially all of the assets of the Company to an unaffiliated third party.

         In the event the Company terminates an executive officer for any reason within two years (three years in the case of Mr. Burrell) following the occurrence of a change in control, or during such two or three-year period an executive officer resigns for good reason, such executive officer shall be entitled to receive on the date of such termination an amount equal to, among other things, a multiple of such executive officer's base salary and target bonus under the Company's bonus program, as well as any other benefits to which any such employee would be entitled where termination was without cause or with good reason. In addition, the employment agreements contain confidentiality, noncompetition and nonsolicitation covenants during the period ending one year immediately following termination of a Named Executive Officer. In connection with the resignation of James E. Money as President of the Company's Tandem division on February 17, 1999, the Company agreed to pay Mr. Money a severance payment equal to his base salary through March 18, 2000 and to extend the date on which he can exercise his stock options until February 17, 2000.

                              CERTAIN TRANSACTIONS

SENIOR NOTES AND WARRANTS

         On February 21, 1997, in connection with the issuance of senior subordinated promissory notes (the "Senior Notes") in the principal amounts of $14,000,000 and $11,000,000 to Triumph Capital Group, Inc. ("Triumph") and Bachow & Associates, Inc. ("Bachow") (collectively, the "Senior Note Holders"), the Company issued 786,517 warrants to the Senior Note Holders and placed 573,787 warrants in escrow, pending release to either the original shareholders of the Company on such date (the "Existing Shareholders") or the Senior Note Holders, based upon the achievement by the Company of certain specified performance criteria. Of the 573,787 warrants, 180,891 warrants were released from escrow and distributed to the Existing Shareholders in April 1997. The balance of the warrants, totaling 392,896, are available to be released from escrow and distributed to the Senior Note Holders. The warrants are exercisable at an exercise price of $.015 per share and expire on February 20, 2002.

         Mr. Williams, a Director of the Company, serves as a Managing Director of Triumph and Mr. Seid, a Director of the Company, serves as a Managing Director of Bachow. Mr. Seid recently replaced Samuel Schwartz on the Board of Directors following Mr. Schwartz's resignations from the Board of Directors of the Company and as a Vice President of Bachow.

FRANCHISE PURCHASES AND TERMINATIONS

         In February 1998, the Company purchased the franchise rights of LM Investors, Inc., an entity owned by Messrs. Matthew Schubert, the son of Lawrence H. Schubert, and Louis J. Morelli, the son of the late Louis A. Morelli. The purchase consisted of four flexible staffing locations in the Chicago, Illinois area, which offices were converted into Company-owned locations. The total purchase price of $6.9 million was paid $5.0 million paid in cash at closing, the issuance of a note for $1.7 million bearing interest at 7.25% per annum and payable quarterly over three years, with the remaining $0.2 million of purchase price consisting of the Company's assumption of approximately $0.1 million of the seller's liabilities under certain employment contracts and the Company's agreement to reduce by approximately $0.1 million the seller's obligation to the Company in connection with the termination of the existing franchise agreements with the Company. In connection with this purchase, the Company granted to Louis J. Morelli the exclusive option to purchase franchise rights in five specifically identified geographic areas. These options expire at various times from 12 to 42 months after the February 1998 acquisition date. Effective February 1, 1999, the note was renegotiated so that the remaining principal balance of the note, totaling $1.3 million, would bear interest at 8.5% per annum and would be payable in monthly installments totaling $0.3 million in the first year and $0.6 million in the second year, plus a $0.4 million payment at the end of the two year term.

         Effective August 31, 1998, the Company entered into a franchise buyout agreement with Temp Aid, Inc., an entity substantially owned by Matthew Schubert and Louis J. Morelli. This early termination of the franchise relationship with Temp Aid, Inc. and the payment terms negotiated by the parties, comprising an initial payment at closing of $587,000 and monthly payments over two years based on a percentage of gross revenues generated by the business of the former franchisee, are generally consistent with the terms of previous buyout agreements between the Company and unrelated third parties. In addition to the termination amount of $587,000, the Company accrued approximately $702,000 in franchise royalties and post-termination payments during 1998, of which $0.1 million was due and owing as of December 31, 1998. Effective March 31, 1999, Temp-Aid, Inc. paid the Company $275,000 in consideration of the elimination of the last five months of post-termination payments.

         As of January 1, 1998, the Company remained indebted under a promissory note to Payray, Inc. and Tri-Temps, Inc. (entities principally owned by Raymond
S. Morelli, the son of the late Louis A. Morelli) in connection with the Company's acquisition in 1996 of certain franchise rights owned by those parties. The remaining amount owed on the note, amounting to $0.1 million, was repaid in March 1998.

REAL ESTATE

         A portion of a warehouse and a staffing office location are leased from TMT Properties, Inc., a company controlled by Paul Burrell. The warehouse lease, which is on a month-to-month basis, and the staffing office lease, which expires in February 2002, each have rental obligations of approximately $2,000 per month. The rental obligations on these two leases are consistent with the rental rates of comparable locations in the areas in which these premises are leased.

LEGAL FEES

         Louis J. Morelli, Esq. received legal fees for services rendered to the Company during 1998 of approximately $38,000.

                                STOCK PERFORMANCE

         The following performance graph compares the cumulative total return on the Company's Common Stock with the cumulative total return of the companies in the NASDAQ Index and the NASDAQ Non-Financial Index. The cumulative total return for each of the periods shown in the performance graph is measured assuming an initial investment of $100 on October 24, 1997. No dividends have been paid on the Company's Common Stock.

                                            CUMULATIVE TOTAL RETURN
                                            -----------------------

                                           10/24/97   12/97   12/98

          OUTSOURCE INTERNATIONAL, INC.       100       81      33
          NASDAQ STOCK MARKET                 100       94     132
          NASDAQ NON-FINANCIAL                100       91     133

                      PROPOSAL NO. 1: ELECTION OF DIRECTORS

         The Existing Shareholders of the Company have deposited 4,190,593 shares of Common Stock in a Voting Trust, of which Messrs. Burrell and Williams are Trustees. The Voting Trust terminates in February 2007. Pursuant to its terms, the Trustees have sole and exclusive right to vote the shares of Common Stock deposited in the Voting Trust. The shares of Common Stock deposited into the Voting Trust constitute approximately 48.4% of the issued and outstanding shares of Common Stock. Accordingly, the Trustees will retain sufficient voting power to control the election of the Board of Directors for the foreseeable future.

         Effective February 21, 1997, the Existing Shareholders agreed for a period of ten years to vote in favor of a Board of Directors comprised of three persons (the "Management Directors") designated by the Chief Executive Officer of the Company (the current designees are Messrs. Burrell, Lefcort and Francis), one person (the "Investor Directors") selected by each of Triumph and Bachow (the current designees are Messrs. Williams and Seid) and two directors selected by the Management Directors and the Investor Directors (the current designees are Mr. Hershberg and Dr. Chimerine). Pursuant to agreement, Triumph and Bachow have the right to designate up to two additional members of the Board of Directors.

         On October 22, 1997, the Company amended its Articles of Incorporation to classify the Board of Directors into three equal classes. The Board of Directors is currently comprised of seven members, two of which are nominees for reelection for a three-year term expiring at the 2002 Annual Meeting of Shareholders. In the election, the two persons who receive the highest number of votes actually cast will be elected. Information with regard to each of the nominees is set forth below. The proxies named in the proxy card intend to vote for the election of the nominees unless otherwise instructed. If a holder does not wish his or her shares to be voted for a particular nominee, the holder must identify the exception in the appropriate space provided on the proxy card, in which event the shares will be voted for the other listed nominees. If any nominee becomes unable to serve, the proxies may vote for another person designated by the Board of Directors. The Company has no reason to believe that any nominee will be unable to serve.

         THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE NOMINEES FOR DIRECTOR LISTED BELOW.

             NAME                           AGE                       POSITION                  DIRECTOR SINCE
             ----                           ---                       --------                  --------------
Richard J. Williams                         38                        Director                  September 1997

Jay D. Seid                                 38                        Director                    March 1999



         RICHARD J. WILLIAMS has been a Director of the Company since February 1997. Since March 1990, Mr. Williams has been a Managing Director of Triumph Capital Group, Inc., a private equity investment firm based in Boston, Massachusetts. Mr. Williams also serves on the board of directors of Clarity Telecom, Inc., Hatten Communications, Inc., International Computer Graphics, Inc., Longview Group, Inc. and United Natural Foods, Inc. He is a member of the Compensation Committee and the Nominating Committee.

         JAY D. SEID has been a Director of the Company since March 1999. Since September 1997, Mr. Seid has been a Managing Director of Bachow & Associates, Inc., a Bala Cynwyd, PA based investment firm. Previously, he was a Vice President of Bachow & Associates, Inc. Prior to joining Bachow & Associates, Inc. in December 1992, Mr. Seid was President and General Counsel to Judicate, Inc., and before that, he was an attorney at the Philadelphia, PA law firm of Wolf, Block, Schorr and Solis-Cohen. Mr. Seid is Chairman of the Board of Vista Information Solutions, Inc. and is a member of the board of directors of Berger Holdings, Ltd. He is a member of the Audit Committee.

                 PROPOSAL NO. 2: AMENDMENT TO STOCK OPTION PLAN

         The Stock Option Plan is intended to provide incentives to, and rewards for, certain eligible employees and non-employee Directors of the Company who have contributed and will continue to contribute to the success of the Company. The Plan was initially adopted in December 1995 by the Board of Directors of OutSource International, Inc., an Illinois corporation ("OI"), which was merged with and into OutSource International of America, Inc., a Florida corporation, a wholly owned subsidiary of the Company. The Board of Directors amended the Plan in February 1997, and the Shareholders approved that amendment in April 1997. In January 1998, the Board of Directors adopted an amendment to the Plan to provide for formula grants of stock options to non-employee Directors of the Company and the Shareholders approved that amendment in May 1998. At a meeting held in April 1999, the Board of Directors, subject to the approval of the Shareholders, adopted a resolution amending the Plan to increase by a total of 960,000 shares the maximum number of shares of Common Stock available for issuance pursuant to stock options granted under the Plan from 1,040,000 shares to 2,000,000 Shares (the "Amendment").

         A SUMMARY OF THE PRINCIPAL FEATURES OF THE PLAN IS PROVIDED BELOW, AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF THE PLAN WHICH IS INCLUDED AS EXHIBIT A TO THIS PROXY STATEMENT.

SUMMARY DESCRIPTION OF THE PLAN.

          GENERAL. Awards granted under the Plan consist of options to purchase a specified number of shares of the Common Stock of the Company ("Shares") at a stated price per Share ("Options"). Options granted under the Plan may be Options that qualify as "incentive stock options" ("ISOs") pursuant to Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), or nonqualified stock options ("NSOs"), except that ISOs may not be granted to any person who is not a current employee of the Company. Generally, the exercise price per Share of an ISO may not be less than the mean between the high and low sales prices for a Share on the Nasdaq Stock Market's National Market on the date the Option is granted. The Board of Directors may amend the Plan at any time, although the Board of Directors may condition any amendment on the approval of the Shareholders of the Company if such approval is necessary or advisable with respect to tax, securities or other applicable laws. Upon exercise of any Option, payment for Shares as to which the Option is exercised shall be made in cash, by check, wholly or partially in the form of Shares having a fair market value equal to the exercise price, or by delivery of a notice instructing the Company to deliver the Shares being purchased to a broker subject to the broker's delivery of cash to the Company.

         ADMINISTRATION. The Plan is administered by the Compensation Committee of the Board of Directors, consisting solely of two or more non-employee Directors of the Company. If the Board of Directors does not appoint a Compensation Committee, the Board of Directors is the Compensation Committee. The Compensation Committee selects the recipients of Options, determines the terms and conditions and number of Shares subject to each Option, and makes any other determinations necessary or advisable for the administration of the Plan.

         FORMULA GRANTS TO NON-EMPLOYEE DIRECTORS. Each non-employee Director of the Company is entitled to receive NSOs in accordance with certain formula provisions set forth in the Plan. Under the formula provisions, upon initial election or appointment to the Board of Directors, a non-employee Director shall receive Options to purchases 9,818 shares (the "Initial Option"). Upon the first three anniversaries of the date of grant of the Initial Option, if such Director has owned a certain number of Shares prior to such anniversary date, then the Director shall automatically receive on each such anniversary, options to purchase 3,273 Shares for the first two anniversaries and 3,272 Shares for the third anniversary (collectively, the "Anniversary Options"). The exercise price of each Option granted as the Initial Option and the Anniversary Options shall be equal to the fair market value of the Shares on the date of grant. One third of each Initial Option shall expire on each of the first three anniversaries of the date of grant of the Initial Option. The duration of each of the Anniversary Options is three years from the date of grant or such shorter period as may result from the death, disability or termination of the recipient's services as a Director. The recipient may generally exercise an Initial Option or Anniversary Option within a period of ninety days after the recipient's services as a Director terminates. Upon termination of a recipient's employment by reason of death or disability, an unexercised Initial Option or Anniversary Option shall expire within 12 months of the date of such termination.

         DISCRETIONARY GRANTS. The Compensation Committee is authorized to grant in its discretion an ISO or NSO under the Plan to any person who performs or has in the past performed services for the Company or its subsidiaries, whether as an employee, director, officer, consultant or other independent contractor ("Discretionary Options") except that ISO's may not be granted to any person who is not a current employee of the Company. A Discretionary Option becomes vested and exercisable in accordance with the schedule specified by the Compensation Committee at the time of grant. The duration of a Discretionary Option is ten years from the date of grant, or such shorter period as may be determined by the Compensation Committee at the time of grant, or as may result from the death, disability, or termination of the employment of the employee to whom the Option is granted. The recipient may generally exercise a Discretionary Option within a period of ninety days after the date the recipient's employment or other affiliation with the Company terminates. If a Discretionary Option recipient's employment is terminated for cause, any Option granted to the recipient shall expire no later than the date his/her employment terminates. Upon termination of a recipient's employment by reason of death or disability, an unexercised Discretionary Option shall expire within 12 months of the date of such termination.

         TRANSFERABILITY. All ISOs granted under the Plan will be nontransferable and nonassignable except by will or by the laws of descent and distribution. To the extent permitted by applicable laws, a recipient of an NSO may transfer the NSO to the recipient's spouse, child, grandchild or parent (collectively, "Family Members"), or a trust for the benefit of a Family Member of recipient, or a partnership whose partners consist solely of Family Members of the recipient.

FEDERAL INCOME TAX CONSEQUENCES.

         INCENTIVE STOCK OPTIONS. An ISO results in no taxable income to the Option recipient or deduction to the Company at the time it is granted or exercised. If the Option recipient retains the stock received as a result of the exercise of an ISO for at least two years from the date of the grant and one year from the date of exercise, then any gain on the sale of such stock will be treated as long-term capital gain. If the Shares are disposed of during this period, the Option recipient realizes taxable ordinary income equal to the lesser of (i) the gain realized by the Option recipient upon such disposition or
(ii) the difference between the exercise price and the fair market value of the Shares on the date of exercise. The Company receives a tax deduction only if the Shares are disposed of during such period. The deduction is equal to the amount of taxable ordinary income to the Option recipient. To the extent that the aggregate exercise price of the Shares subject to ISOs granted to a key employee under all plans of the Company and any parent or subsidiary of the Company, and that become exercisable for the first time during any calendar year, exceeds $100,000, such ISOs shall be treated as NSOs.

         NON-QUALIFIED STOCK OPTIONS. An NSO results in no taxable income to the Option recipient or deduction to the Company at the time it is granted. Upon exercising such an Option, the Option recipient will realize taxable ordinary income in the amount of the difference between the Option exercise price and the then fair market value of the Shares. Subject to the applicable provisions of the Code, a deduction for federal income tax purposes will be allowable to the Company in the year of exercise in an amount equal to the taxable ordinary income realized by the Option recipient.

THE PROPOSED  AMENDMENT.

          If the proposed amendment to the Plan is approved and implemented, 2,000,000 shares of Common Stock will become available for granting under the Plan (an increase of 960,000 shares above the number currently available), representing approximately 18.7% of the currently outstanding shares of Common Stock (after giving effect to the issuance of such shares). Based on the closing price of $3.75 per share of the Common Stock on March 19, 1999, the aggregate value of 2,000,000 shares reserved for issuance under the Plan is $7.5 million. Subject to the continued availability of Shares for the granting of Options under the Plan, authority to grant Options under the Plan will continue until December 22, 2005, unless the Plan is terminated prior to such date by the Board of Directors of the Company.

         Approval of the Amendment requires the affirmative vote of the holders of a majority of the shares present in person or represented by proxy at the Annual Meeting. Unless authority to so vote is withheld, the persons named in the proxy card intend to vote shares as to which proxies are received in favor of the Amendment.

         THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE APPROVAL OF THE AMENDMENT TO THE STOCK OPTION PLAN.

              PROPOSAL NO. 3: RATIFICATION OF INDEPENDENT AUDITORS

          The Board of Directors has selected Deloitte & Touche LLP to serve as the Company's principal independent certified public accountants for 1999. In the event the appointment of Deloitte & Touche LLP for 1999 is ratified, it is expected that Deloitte & Touche LLP will also audit the books and accounts of certain of the Company's subsidiaries at the close of their current fiscal years. Although the Board is not required to do so, it is submitting its selection of the Company's independent certified public accountants for ratification at the Annual Meeting in order to ascertain the views of its Shareholders. The Board will not be bound by the vote of the Shareholders; however, if the selection is not ratified, the Board would reconsider its selection. A representative of Deloitte & Touche LLP will be present at the Annual Meeting and will have the opportunity to make a statement, if such person desires to do so, and to respond to appropriate questions.

         The proposal to ratify the appointment of Deloitte & Touche LLP will be approved by the Shareholders if it receives the affirmative vote of a majority of the votes cast by Shareholders entitled to vote on the proposal. If a proxy card is specifically marked as abstaining from voting on the proposal, the shares represented thereby will not be counted as having been voted for or against the proposal. Unless otherwise instructed, the persons named on the proxy card intend to vote shares as to which a proxy is received in favor of the proposal.

         THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR RATIFICATION OF THE SELECTION OF DELOITTE & TOUCHE LLP AS THE COMPANY'S INDEPENDENT AUDITORS.

                                  OTHER MATTERS

SHAREHOLDER PROPOSALS

         Pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, as amended, Shareholders may present proper proposals for inclusion in the Company's proxy statement and for consideration at the next Annual Meeting of Shareholders by submitting such proposals to the Company in a timely manner. In order to be so included for the 2000 Annual Meeting, Shareholder proposals must be received by the Company no later than December 14, 1999 and must otherwise comply with the requirements of Rule 14a-8.

EXPENSES OF SOLICITATION

         The cost of solicitation of proxies for use at the Annual Meeting will be borne by the Company. Solicitations will be made primarily by mail or by facsimile, but regular employees of the Company may solicit proxies personally or by telephone.

OTHER INFORMATION

         The Company's Annual Report on Form 10-K for fiscal year 1998 and all subsequent Quarterly Reports on Form 10-Q filed before the date of the Annual Meeting are incorporated by reference in this Proxy Statement. The Company will provide to any Shareholder, upon written request and without charge, a copy (without exhibits) of all information incorporated by reference in this proxy statement. Requests should be addressed to Investor Relations, OutSource International, Inc., 1144 E. Newport Center Drive, Deerfield Beach, Florida 33442.

Deerfield Beach, Florida
April 19, 1999

                                   EXHIBIT A


                         OUTSOURCE INTERNATIONAL, INC.
                                STOCK OPTION PLAN

                As Amended and Restated Effective April 12, 1999



1. Purpose. The purpose of this Plan is to further the interests of OutSource International, Inc., a Florida corporation, its subsidiaries and its shareholders by providing incentives in the form of grants of stock options to key Employees, Non-Employee Directors and other persons who contribute materially to the success and profitability of the Company. The grants will recognize and reward outstanding individual performances and contributions and will give such persons a proprietary interest in the Company, thus enhancing their personal interest in the Company's continued success and progress. This program will also assist the Company and its subsidiaries in attracting and retaining key persons. This Plan is a continuation, in the form of an amendment and restatement, of an existing plan.

2.    Definitions. The following definitions shall apply to this Plan:

      a.    "Board" means the board of directors of the Company.

      b. "Change of Control" occurs when (i) any person, including a "group" as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, becomes the beneficial owner of thirty percent or more of the total number of shares entitled to vote in the election of directors of the Board, (ii) the Company is merged into any other company or substantially all of its assets are acquired by any other company, or (iii) three or more directors nominated by the Board to serve as a director, each having agreed to serve in such capacity, fail to be elected in a contested election of directors; provided, however, that a Change of Control shall not occur as a result of the financing provided by Triumph - Connecticut Limited Partnership and Bachow Investment Partners III, L.P.

      c.    "Code" means the Internal Revenue Code of 1986, as amended.

      d. "Committee" means the Stock Option Committee consisting solely of two or more Non-Employee Directors appointed by the Board. In the event that the Board does not appoint a Stock Option Committee, "Committee" means the Board.

      e. "Common Stock" means the Common Stock of the Company, or such other class of shares or securities as to which the Plan may be applicable pursuant to Section 15 herein.

      f. "Company" means OutSource International, Inc., and any wholly-owned subsidiary of OutSource International, Inc.

      g. "Date of Grant" means the date specified in the resolution of the Committee authorizing the grant of the Option.

      h. "Eligible Person" means any person who performs or has in the past performed services for the Company or any direct or indirect partially or wholly owned subsidiary thereof, whether as a director, officer, Employee, consultant or other independent contractor, and any person who performs services relating to the Company in his or her capacity as an employee or independent contractor of a corporation or other entity that provides services for the Company.

      i. "Employee" means any person employed as a core employee of the Company, excluding (i) any fee-for-service employee of the Company and (ii) any leased or temporary employee of the Company who would be cost of sales for financial reporting purposes.

      j. "Fair Market Value" means the fair market value of the Common Stock. If the Common Stock is not publicly traded on the date as of which fair market value is being determined, the Board shall determine the fair market value of the Shares, using such factors as the Board considers relevant, such as the price at which recent sales have been made, the book value of the Common Stock, and the Company's current and projected earnings. If the Common Stock is publicly traded on the date as of which fair market value is being determined, the fair market value is the mean between the high and low sales prices of the Common Stock as reported by The Nasdaq Stock Market on that date or, if the Common Stock is listed on a stock exchange, the mean between the high and low sales prices of the stock on that date, as reported in THE WALL STREET JOURNAL. If trading in the stock or a price quotation does not occur on the date as of which fair market value is being determined, the next preceding date on which the stock was traded or a price was quoted will determine the fair market value.

      k. "Incentive Stock Option" means a stock option granted pursuant to either this Plan or any other plan of the Company that satisfies the requirements of Section 422 of the Code and that entitles the Recipient to purchase stock of the Company or in a corporation that at the time of grant of the option was a parent or subsidiary of the Company or a predecessor corporation of any such corporation.

      l. "Non-Employee Director" means a member of the Board who is not employed on an hourly or salaried full-time basis by the Company or any parent or Subsidiary of the Company that now exists or hereafter is organized or acquires the Company.

      m. "Nonqualified Stock Option" means a stock option granted pursuant to the Plan that is not an Incentive Stock Option and that entitles the Recipient to purchase stock of the Company or in a corporation that at the time of grant of the option was a parent or subsidiary of the Company or a predecessor corporation of any such corporation.

      n. "Open Market Share" shall mean (i) each Share acquired on the open market or through any method other than the exercise of an Option, and (ii) each warrant, issued in connection with the Company's issuance of senior subordinated promissory notes on February 21, 1997, to purchase Shares. For purposes of Sections 5.b., 5.c., and 5.d. of the Plan, a Non-Employee Director shall be deemed to own any Open Market Shares either acquired and held by such Non-Employee Director, or by any Corporation that employs such Non-Employee Director, or by any Partnership in which such Non-Employee Director is a partner, or by any investment fund managed by any Corporation that employs such Non-Employee Director, or by any investment fund managed by any Partnership in which such Non-Employee Director is a partner.

      o. "Option" means an Incentive Stock Option or a Nonqualified Stock Option granted pursuant to the Plan.

      p. "Option Agreement" means a written agreement entered into between the Company and a Recipient which sets out the terms and restrictions of an Option granted to the Recipient.

      q. "Option Shareholder" shall mean an Employee who has exercised his or her Option.

      r.    "Option Shares" means Shares issued upon exercise of an Option.

      s. "Plan" means this OutSource International, Inc. Stock Option Plan, as amended and restated.

      t.    "Recipient" means an individual who receives an Option.

      u. "Share" means a share of the Common Stock, as adjusted in accordance with Section 10 of the Plan.

      v. "Subsidiary" means any corporation 50 percent or more of the voting securities of which are owned directly or indirectly by the Company at any time during the existence of this Plan.

3. Administration. This Plan will be administered by the Committee. The Committee has the exclusive power to select the Recipients of Options pursuant to this Plan, to establish the terms of the Options granted to each Recipient, and to make all other determinations necessary or advisable under the Plan. The Committee has the sole and absolute discretion to determine whether the performance of an Eligible Person warrants an Option under this Plan, and to determine the size and type of the Option. The Committee has full and exclusive power to construe and interpret this Plan, to prescribe, amend, and rescind rules and regulations relating to this Plan, and to take all actions necessary or advisable for the Plan's administration. The Committee, in the exercise of its powers, may correct any defect or supply any omission, or reconcile any inconsistency in the Plan, or in any Option Agreement, in the manner and to the extent it shall deem necessary or expedient to make the Plan fully effective. In exercising this power, the Committee may retain counsel at the expense of the Company. The Committee shall also have the power to determine the duration and purposes of leaves of absence which may be granted to a Recipient without constituting a termination of the Recipient's employment for purposes of the Plan. Any determinations made by the Committee will be final and binding on all persons. A member of the Committee will not be liable for performing any act or making any determination in good faith. Notwithstanding the foregoing, the Committee shall have no discretion with respect to the Options granted to Non-Employee Directors pursuant to Section 5 of the Plan.

4. Shares Subject to Plan. Subject to the provisions of Section 15 of the Plan, the maximum aggregate number of Shares that may be subject to Options under the Plan shall be 2,000,000. If an Option should expire or become unexercisable for any reason without having been exercised, the unpurchased Shares that were subject to such Option shall, unless the Plan has then terminated, be available for other Options under the Plan.

5. Non-Employee Directors' Grants. Each Non-Employee Director shall receive Options as determined under this Section 5 without further action by the Board.

      a. Initial Options. Effective on the Date of Grant described below for each category of Non-Employee Director, the Company shall grant to each Non-Employee Director an Option to purchase 9,818 Shares ("Initial Option"):

            i. for a Non-Employee Director serving on the Board on September 2, 1997, the Date of Grant of the Initial Option shall be September 2, 1997.

            ii. for a Non-Employee Director elected by the shareholders of the Company subsequent to September 2, 1997, the Date of Grant of the Initial Option shall be the earlier of the date of such Non-Employee Director's election to the Board or the date on which such Non-Employee Director executes a written commitment to become a member of the Board;

            iii. for a Non-Employee Director appointed by the Board subsequent to September 2, 1997, the Date of Grant of the Initial Option shall be the earlier of the date such Non-Employee Director's appointment to the Board becomes effective or the date on which such Non-Employee Director executes a written commitment to become a member of the Board.

            The exercise price of each Initial Option shall be 100 percent of the Fair Market Value of the Common Stock on the Date of Grant of the Initial Option; provided, however, that if the Date of Grant of an Initial Option occurs prior to the completion of an initial public offering of the Common Stock, the exercise price of such Initial Option shall be the Fair Market Value of the Common Stock on the date the initial public offering begins.

      b. First Anniversary Options. Effective on the first anniversary of the Date of Grant of the Initial Option received by a Non-Employee Director, the Company shall automatically grant to such Non-Employee Director an Option to purchase 3,273 Shares ("First Anniversary Option") if such Non-Employee Director owns at least 3,273 Option Shares or Open Market Shares on the first anniversary of the Date of Grant of the Initial Option. The exercise price of each First Anniversary Option shall be 100 percent of the Fair Market Value of the Common Stock on the Date of Grant of the First Anniversary Option.

      c. Second Anniversary Options. Effective on the first anniversary of the Date of Grant of the First Anniversary Option received by a Non-Employee Director, the Company shall automatically grant to such Non-Employee Director an Option to purchase 3,273 Shares ("Second Anniversary Option") if such Non-Employee Director has owned at least 3,273 Option Shares or Open Market Shares during the entire 12-month period ending on the first anniversary of the Date of Grant of the First Anniversary Option. The exercise price of each Second Anniversary Option shall be 100 percent of the Fair Market Value of the Common Stock on the Date of Grant of the Second Anniversary Option.

      d. Third Anniversary Options. Effective on the first anniversary of the Date of Grant of the Second Anniversary Option received by a Non-Employee Director, the Company shall automatically grant to such Non-Employee Director an Option to purchase 3,272 Shares ("Third Anniversary Option") if such Non-Employee Director has owned at least 3,272 Option Shares or Open Market Shares during the entire 12-month period ending on the first anniversary of the Date of Grant of the Second Anniversary Option. The exercise price of each Third Anniversary Option shall be 100 percent of the Fair Market Value of the Common Stock on the Date of Grant of the Third Anniversary Option.

      e. Option Requirements. Each Option granted to a Non-Employee Director pursuant to this Section 5 will satisfy the following requirements:

            i. Written Agreement. Each Option will be evidenced by an Option Agreement. The Option Agreement shall include a description of the substance of each of the requirements in this Section 5 and shall state that the Option is a Nonqualified Stock Option.

            ii. Duration of Option. One-third of each Initial Option shall expire on each of the first three anniversaries of the Date of Grant of the Initial Option. Each First Anniversary Option, Second Anniversary Option and Third Anniversary Option shall expire on the third anniversary of its Date of Grant. If the Recipient's services as a director of the Company terminate before the third anniversary of the Date of Grant of an Initial Option granted to such Recipient, the unexpired and unexercised portion of the Initial Option granted to such Recipient shall expire on the earlier of the date stated in this Section 5.e.ii. or the date stated in the applicable
                  Section 5.e.iv, 5.e.v., or 5.e.vi of the Plan. If the Recipient's services as a director of the Company terminate for any reason before the third anniversary of the Date of Grant of a First Anniversary Option, Second Anniversary Option or Third Anniversary Option granted to such Recipient, the unexercised portion of such First Anniversary Option, Second Anniversary Option or Third Anniversary Option granted to such Recipient shall expire on the earlier of the date stated in this Section 5.e.ii. or the date stated in the applicable
                  Section 5.e.iv., 5.e.v., or 5.e.vi. of the Plan.

            iii. Vesting of Option. Each Option shall be 100 percent vested on the Date of Grant of the Option.

            iv. Death. In the case of the death of a Recipient prior to the termination of the Recipient's services as a director of the Company, the unexpired and unexercised portion of an Option granted to the Recipient shall expire on the one-year anniversary of the Recipient's death, or if earlier, the date specified in Section 5.e.ii. above.

            v. Disability. In the case of the total and permanent disability of a Recipient and a resulting termination of the Recipient's services as a director of the Company, the unexpired and unexercised portion of an Option granted to the Recipient shall expire on the one-year anniversary of the Recipient's last day of service as a director of the Company, or, if earlier, the date specified in Section 5.e.ii. above.

            vi. Termination of Service as a Director. If a Recipient's services as a director of the Company are terminated for any reason other than death or disability, the unexpired and unexercised portion of an Option granted to the Recipient shall expire 90 days after termination of the Recipient's services as a director of the Company, or, if earlier, the date specified in Section 5.e.ii. above.

6. Discretionary Grants. Any Eligible Person that the Committee in its sole discretion designates is eligible to receive an Option under this Plan. The Committee's grant of an Option to a Recipient in any year does not require the Committee to grant an Option such Recipient in any other year. Furthermore, the Committee may grant different Options to different Recipients and has full discretion to choose whether to grant Options to any Eligible Person. The Committee may consider such factors as it deems pertinent in selecting Recipients and in determining the types and sizes of their Options. Recipients may include persons to whom stock, stock options, stock appreciation rights, or other benefits previously were granted under this or another plan of the Company or any Subsidiary, whether or not the previously granted benefits have been fully exercised or vested. Each Option granted to a Recipient under the Plan shall contain such provisions as the Committee at the Date of Grant shall deem appropriate. A Recipient's right, if any, to continue to serve the Company and its Subsidiaries as an officer, Employee, or otherwise will not be enlarged or otherwise affected by his designation as a Recipient under this Plan, and such designation will not in any way restrict the right of the Company or any Subsidiary, as the case may be, to terminate at any time the employment of any Recipient. Each Option granted to a Recipient pursuant to this Section 6 will satisfy the following requirements:

      a. Written Agreement. Each Option will be evidenced by an Option Agreement. The terms of the Option Agreement need not be identical for different Recipients. The Option Agreement shall include a description of the substance of each of the requirements in this
            Section 6 with respect to that particular Option.

      b. Number of Shares. Each Option Agreement shall specify the number of Shares that may be purchased by exercise of the Option.

      c. Exercise Price. Except as provided in Section 6.j., the exercise price of each Share subject to an Incentive Stock Option shall equal the exercise price designated by the Committee on the Date of Grant, but shall not be less than the Fair Market Value of the Share on the Incentive Stock Option's Date of Grant. The exercise price of each Share subject to a Nonqualified Stock Option shall equal the exercise price designated by the Committee on the Date of Grant.

      d. Duration of Option. Except as provided in Section 6.j., an Incentive Stock Option granted to an Employee shall expire on the tenth anniversary of its Date of Grant or, at such earlier date as is set by the Committee in establishing the terms of the Incentive Stock Option at grant. Except as provided in Section 6.j., a Nonqualified Stock Option granted to an Employee shall expire on the tenth anniversary of its Date of Grant or, at such earlier or later date as is set by the Committee in establishing the terms of the Nonqualified Stock Option at grant. If the Recipient's employment with the Company terminates before the expiration date of an Option granted to the Recipient, the Option shall expire on the earlier of the date stated in this subsection or the date stated in following subsections of this Section 6.

      e. Vesting of Option. Each Option Agreement shall specify the vesting schedule applicable to the Option. The Committee, in its sole and absolute discretion, may accelerate the vesting of any Option at any time.

      f. Death. In the case of the death of a Recipient, an Incentive Stock Option granted to the Recipient shall expire on the one-year anniversary of the Recipient's death, or if earlier, the date specified in Section 6.d. above. During the one-year period following the Recipient's death, the Incentive Stock Option may be exercised to the extent it could have been exercised at the time the Recipient died, subject to any adjustment under Section 15 herein. In the case of the death of a Recipient, a Nonqualified Stock Option granted to the Recipient shall expire on the one-year anniversary of the Recipient's death, or if earlier, the date specified in Section 6.d. above, unless the Committee sets an earlier or later expiration date in establishing the terms of the Nonqualified Stock Option at grant or a later expiration date subsequent to the Date of Grant but prior to the one-year anniversary of the Recipient's death. During the period beginning on the date of the Recipient's death and ending on the date the Nonqualified Stock Option expires, the Nonqualified Stock Option may be exercised to the extent it could have been exercised at the time the Recipient died, subject to any adjustment under Section 15 herein.

      g. Disability. In the case of the total and permanent disability of a Recipient and a resulting termination of employment or affiliation with the Company, an Incentive Stock Option granted to the Recipient shall expire on the oneAyear anniversary of the Recipient's last day of employment, or, if earlier, the date specified in Section 6.d. above. During the one-year period following the Recipient's termination of employment or affiliation by reason of disability, the Incentive Stock Option may be exercised as to the number of Shares for which it could have been exercised at the time the Recipient became disabled, subject to any adjustments under Section 15 herein.

            In the case of the total and permanent disability of a Recipient and a resulting termination of employment or affiliation with the Company, a Nonqualified Stock Option granted to the Recipient shall expire on the oneAyear anniversary of the Recipient's last day of employment, or, if earlier, the date specified in Section 6.d. above, unless the Committee sets an earlier or later expiration date in establishing the terms of the Nonqualified Stock Option at grant or a later expiration date subsequent to the Date of Grant but prior to the one-year anniversary of the Recipient's last day of employment or affiliation with the Company. During the period beginning on the date of the Recipient's termination of employment or affiliation by reason of disability and ending on the date the Nonqualified Stock Option expires, the Nonqualified Stock Option may be exercised as to the number of Shares for which it could have been exercised at the time the Recipient became disabled, subject to any adjustments under Section 15 herein.

      h. Retirement. If the Recipient's employment with the Company terminates by reason of normal retirement under the Company's normal retirement policies, an Incentive Stock Option granted to the Recipient shall expire 90 days after the last day of employment, or, if earlier, on the date specified in Section 6.d. above. During the 90Aday period following the Recipient's normal retirement, the Incentive Stock Option may be exercised as to the number of Shares for which it could have been exercised on the retirement date, subject to any adjustment under Section 15 herein.

            If the Recipient's employment with the Company terminates by reason of normal retirement under the Company's normal retirement policies, a Nonqualified Stock Option granted to the Recipient shall expire 90 days after the last day of employment, or, if earlier, on the date specified in Section 6.d. above, unless the Committee sets an earlier or later expiration date in establishing the terms of the Nonqualified Stock Option at grant or a later expiration date subsequent to the Date of Grant but prior to the end of the 90-day period following the Recipient's normal retirement. During the period beginning on the date of the Recipient's normal retirement and ending on the date the Nonqualified Stock Option expires, the Nonqualified Stock Option may be exercised as to the number of Shares for which it could have been exercised on the retirement date, subject to any adjustment under Section 15 herein.

      i. Termination of Service. If the Recipient ceases employment or affiliation with the Company for any reason other than death, disability, or retirement (as described above), an Incentive Stock Option granted to the Recipient shall expire 90 days after the Recipient's last day of employment or affiliation with the Company, or, if earlier, on the date specified in Section 6.d. above, unless the Committee sets an earlier or later expiration date in establishing the terms of the Incentive Stock Option at grant or a later expiration date subsequent to the Date of Grant but prior to the end of the 90-day period following the Recipient's last day of employment or affiliation with the Company. During the period following the termination of the Recipient's employment or affiliation with the Company, the Incentive Stock Option may be exercised as to the number of Shares for which it could have been exercised on the date of termination, subject to any adjustment under Section 15 herein.

            If the Recipient ceases employment or affiliation with the Company for any reason other than death, disability, or retirement (as described above), a Nonqualified Stock Option granted to the Recipient shall expire 90 days after the Recipient's last day of employment or affiliation with the Company, or, if earlier, on the date specified in Section 6.d. above, unless the Committee sets an earlier or later expiration date in establishing the terms of the Nonqualified Stock Option at grant or a later expiration date subsequent to the Date of Grant but prior to the end of the 90-day period following the Recipient's last day of employment or affiliation with the Company. During the period following the termination of the Recipient's employment or affiliation with the Company, the Nonqualified Stock Option may be exercised as to the number of Shares for which it could have been exercised on the date of termination, subject to any adjustment under Section 15 herein.

            Notwithstanding any provisions set forth herein or in the Plan, if the Recipient shall (i) commit any act of malfeasance or wrongdoing affecting the Company or any parent or subsidiary, (ii) breach any covenant not to compete or employment agreement with the Company or any parent or Subsidiary, or (iii) engage in conduct that would warrant the Recipient's discharge for cause, any unexercised part of the Option shall lapse immediately upon the earlier of the occurrence of such event or the last day the Recipient is employed by the Company.

      j. Ten Percent Shareholders. An Incentive Stock Option granted to an individual who, on the Date of Grant, owns stock possessing more than 10 percent of the total combined voting power of all classes of stock of either the Company or any parent or Subsidiary, shall be granted at an exercise price of 110 percent of Fair Market Value on the Date of Grant and shall be exercisable only during the five-year period immediately following the Date of Grant. In calculating stock ownership of any person, the attribution rules of Code Section 424(d) will apply. Furthermore, in calculating stock ownership, any stock that the individual may purchase under outstanding options will not be considered.

      k. Maximum Option Grants. The aggregate Fair Market Value, determined on the Date of Grant, of stock in the Company with respect to which any Incentive Stock Options under the Plan and all other plans of the Company or its Subsidiaries (within the meaning of Section 422(b) of the Code) may become exercisable by any individual for the first time in any calendar year shall not exceed $100,000.

7.    [Reserved]

8. Change of Control. If a Change of Control occurs, the Board may vote to immediately terminate all Options outstanding under the Plan as of the date of the Change of Control or may vote to accelerate the expiration of the Options to the tenth day after the effective date of the Change of Control. If the Board votes to immediately terminate the Options, it shall make a cash payment to the Recipient equal to the difference between the Exercise Price and the Fair Market Value of the Shares that would have been subject to the terminated Option on the date of the Change of Control.

9. Conditions Required for Exercise. Options granted to Recipients under the Plan shall be exercisable only to the extent they are vested according to the terms of the Option Agreement. Furthermore, Options granted to Employees under the Plan shall be exercisable only if the issuance of Shares pursuant to the exercise would be in compliance with applicable securities laws, as contemplated by Section 14 of the Plan. Each Option Agreement shall specify any additional conditions required for the exercise of the Option.

10. Method of Exercise. An Option granted under this Plan shall be deemed exercised when the person entitled to exercise the Option (i) delivers written notice to the President of the Company (or his delegate, in his absence) of the decision to exercise, (ii) concurrently tenders to the Company full payment for the Shares to be purchased pursuant to the exercise, and (iii) complies with such other reasonable requirements as the Committee establishes pursuant to Section 14 of the Plan. Payment for Shares with respect to which an Option is exercised may be made in cash, or by certified check, or wholly or partially in the form of Common Stock having a Fair Market Value equal to the exercise price, or by delivery of a notice instructing the Company to deliver the shares being purchased to a broker subject to the broker's delivery of cash to the Company equal to the purchase price. No person will have the rights of a shareholder with respect to Shares subject to an Option granted under this Plan until a certificate or certificates for the Shares have been delivered to him. A partial exercise of an Option will not affect the holder's right to exercise the Option from time to time in accordance with this Plan as to the remaining Shares subject to the Option.

11. Loan from Company to Exercise Option. The Committee may, in its discretion and subject to the requirements of applicable law, recommend to the Company that it lend the Recipient the funds needed by the Recipient to exercise an Option. The Recipient shall make application to the Company for the loan, completing the forms and providing the information required by the Company. The loan shall be secured by such collateral and be subject to such repayment terms and interest rate as the Company may require, subject to its underwriting requirements and the requirements of applicable law. The Recipient shall execute a Promissory Note and any other documents deemed necessary by the Committee.

12. Designation of Beneficiary. Each Recipient shall designate, in the Option Agreement he executes, a beneficiary to receive Options awarded hereunder in the event of his death prior to full exercise of such Options; provided, that if no such beneficiary is designated or if the beneficiary so designated does not survive the Recipient, the estate of such Recipient shall be deemed to be his beneficiary. Recipients may, by written notice to the Committee, change the beneficiary designated in any outstanding Option Agreements.

13.   Transferability of Option.

      a. Nonqualified Stock Option. To the extent permitted by tax, securities or other applicable laws to which the Company, the Plan, Recipients or Eligible Persons are subject, a Recipient of a Nonqualified Stock Option may transfer such Option to (i) the Recipient's spouse, child, grandchild or parent, (ii) a trust for the benefit of the Recipient's spouse, child, grandchild or parent, or (iii) a partnership whose partners consist solely of the Recipient's spouse, child, grandchild or parent, unless provided otherwise by the Committee in establishing the terms of such Option at the Date of Grant.

      b. Incentive Stock Option. An Incentive Stock Option granted under this Plan is not transferable except by will or the laws of descent and distribution. During the lifetime of the Recipient, all rights of the Incentive Stock Option are exercisable only by the Recipient. This Section 13.b. shall apply to an Incentive Stock Option granted under the Plan only so long as Code Section 422 (or a successor Code provision) requires application of this restriction on transferability. In the event that this Section 13.b. no longer applies to an Incentive Stock Option granted under this Plan, such Option shall be subject to Section 13.a. of the Plan.

14. Taxes; Compliance with Law; Approval of Regulatory Bodies; Legends. The Company shall have the right to withhold from payments otherwise due and owing to the Recipient (or his beneficiary) or to require the Recipient (or his beneficiary) to remit to the Company in cash upon demand an amount sufficient to satisfy any federal (including FICA and FUTA amounts), state, and/or local withholding tax requirements at the time the Recipient (or his beneficiary) recognizes income for federal, state, and/or local tax purposes with respect to any Option under this Plan.

      Options can be granted, and Shares can be delivered under this Plan, only in compliance with all applicable federal and state laws and regulations and the rules of all stock exchanges on which the Company's stock is listed at any time. An Option is exercisable only if either (i) a registration statement pertaining to the Shares to be issued upon exercise of the Option has been filed with and declared effective by the Securities and Exchange Commission and remains effective on the date of exercise, or
      (ii) an exemption from the registration requirements of applicable securities laws is available. This Plan does not require the Company, however, to file such a registration statement or to assure the availability of such exemptions. Any certificate issued to evidence Shares issued under the Plan may bear such legends and statements, and shall be subject to such transfer restrictions, as the Committee deems advisable to assure compliance with federal and state laws and regulations and with the requirements of this Section. No Option may be exercised, and Shares may not be issued under this Plan, until the Company has obtained the consent or approval of every regulatory body, federal or state, having jurisdiction over such matters as the Committee deems advisable.

      Each person who acquires the right to exercise an Option may be required by the Committee to furnish reasonable evidence of ownership of the Option as a condition to his exercise of the Option. In addition, the Committee may require such consents and releases of taxing authorities as the Committee deems advisable.

      With respect to persons subject to Section 16 of the Securities Exchange Act of 1934 ("1934 Act"), transactions under this Plan are intended to comply with all applicable conditions of Rule 16b-3 under the 1934 Act, as such Rule may be amended from time to time, or its successor under the 1934 Act. To the extent any provision of the Plan or action by the Plan administrators fails to so comply, it shall be deemed null and void, to the extent permitted by law and deemed advisable by the Plan administrators.

15. Adjustment Upon Change of Shares. If a reorganization, merger, consolidation, reclassification, recapitalization, combination or exchange of shares, stock split, stock dividend, rights offering, or other expansion or contraction of the Common Stock of the Company occurs, the number and class of Shares for which Options are authorized to be granted under this Plan, the number and class of Shares then subject to Options previously granted to Employees under this Plan, and the price per Share payable upon exercise of each Option outstanding under this Plan shall be equitably adjusted by the Committee to reflect such changes. To the extent deemed equitable and appropriate by the Board, subject to any required action by shareholders, in any merger, consolidation, reorganization, liquidation or dissolution, any Option granted under the Plan shall pertain to the securities and other property to which a holder of the number of Shares of stock covered by the Option would have been entitled to receive in connection with such event.

16. Liability of the Company. The Company, its parent and any Subsidiary that is in existence or hereafter comes into existence shall not be liable to any person for any tax consequences incurred by a Recipient or other person with respect to an Option.

17. Amendment and Termination of Plan. The Board may alter, amend, or terminate this Plan from time to time without approval of the shareholders of the Company. The Board may, however, condition any amendment on the approval of the shareholders of the Company if such approval is necessary or advisable with respect to tax, securities or other applicable laws to which the Company, the Plan, Recipients or Eligible Persons are subject. Any amendment, whether with or without the approval of shareholders of the Company, that alters the terms or provisions of an Option granted before the amendment (unless the alteration is expressly permitted under this Plan) will be effective only with the consent of the Recipient to whom the Option was granted or the holder currently entitled to exercise it.

18. Expenses of Plan. The Company shall bear the expenses of administering the Plan.

19. Duration of Plan. Options may be granted under this Plan only during the 10-year period ending December 22, 2005.

20. Applicable Law. The validity, interpretation, and enforcement of this Plan are governed in all respects by the laws of Florida and the United States of America.

21. Effective Date. Except as otherwise provided in this Section 21, the effective date of this Plan, as amended and restated, shall be April 12, 1999. Section 7 of this Plan, as amended and restated, shall be effective October 24, 1997, and the corresponding prior provision of the Plan shall apply before October 24, 1997. Section 5 of this Plan, as amended and restated, was effective as of May 9, 1998.

Adopted by the Board on April 12, 1999 (original Plan adopted by the Board on December 22, 1995; amendments adopted by the Board on February 18, 1997, January 23, 1998, August 7, 1998 and April 12, 1999).

Approved by the Shareholders on May 9, 1998 (original Plan approved by the Shareholders on December 22, 1995; amendments approved by the Shareholders on April 15, 1997 and May 9, 1998).

                                      PROXY

                          OUTSOURCE INTERNATIONAL, INC.


                      PROXY SOLICITED BY BOARD OF DIRECTORS
                       FOR ANNUAL MEETING OF SHAREHOLDERS
                                  MAY 14, 1999

         The undersigned shareholder hereby appoints Robert E. Tomlinson, Joseph
C. Wasch and David H. Hinze or any of them, attorneys and proxies for the undersigned with power of substitution in each to act for and to vote, as designated on the reverse side, with the same force and effect as the undersigned, all shares of OutSource International, Inc. Common Stock standing in the name of the undersigned at the Annual Meeting of Shareholders to be held at The Deerfield Beach/Boca Raton Hilton, 100 Fairway Drive, Deerfield Beach, Florida at 10:00 a.m. on Friday, May 14, 1999 and at any adjournments thereof.

         WHEN PROPERLY EXECUTED, THIS PROXY WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS GIVEN, THIS PROXY WILL GRANT AUTHORITY TO THE PROXY HOLDERS TO VOTE ON BEHALF OF THE UNDERSIGNED SHAREHOLDER AND WILL BE VOTED "FOR" THE OTHER PROPOSALS.

         IN THEIR DISCRETION, THE PROXY HOLDERS ARE AUTHORIZED TO VOTE ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENTS THEREOF. THE PROXY WILL BE VOTED IN ACCORDANCE WITH THE PROXY HOLDERS' BEST JUDGMENT AS TO ANY OTHER MATTER.

[SEE REVERSE       CONTINUED AND TO BE SIGNED ON REVERSE SIDE       [SEE REVERSE
   SIDE]                                                                SIDE]

         PLEASE MARK
[X]      VOTES AS IN
         THIS EXAMPLE.

                                                                                              FOR     AGAINST    ABSTAIN

1. ELECTION OF DIRECTORS:                                   2. APPROVAL OF AMENDMENT TO
   Nominees:   Jay D. Seid and Richard J. Williams             STOCK OPTION PLAN              [ ]       [ ]         [ ]

                     FOR          WITHHELD

                     [ ]             [ ]                   3.  RATIFY DELOTTE & TOUCHE LLP
                                                               AS INDEPENDENT AUDITORS FOR
                                                               FISCAL YEAR 1999.              [ ]       [ ]         [ ]


    [ ]                                                     MARK HERE IF YOU PLAN TO ATTEND THE MEETING.            [ ]
        ---------------------------------------
        For all nominees except as noted above

                                                            MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT.          [ ]


                                                            IMPORTANT: Please mark, date and sign exactly as your name appears hereon, joint owners should each sign. If the signer is a corporation, please sign in full corporate name by a duly authorized officer. Executors, administrators, trustees, etc., should give full title as such.



Signature:____________________ Date:________  Signature:____________________ Date:_________
